SEALE AND BEERS, CPAs

PCAOB & CPAB REGISTERED AUDITORS

www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the Amendment No. 1 to the registration statement Form S-1 of Pack Fuerte, Inc., of our report dated February 27, 2013 (except Note 2, which is dated April 30, 2013) on our audit of the financial statements of Pack Fuerte, Inc. as of November 30, 2012, and the related statements of operations, stockholders’ equity and cash flows for the period from inception on September 5, 2012 through November 30, 2012, and the reference to us under the caption “Experts.”

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

April 30, 2013

Seale and Beers, CPAs PCAOB & CPAB Registered Auditors

50 S. Jones Blvd Suite 202 Las Vegas, NV 89107 Phone: (888)727-8251 Fax: (888)782-2351